Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and dated as of October 5, 2007, between INTRICON CORPORATION, a Pennsylvania corporation (the “Company”), and MARK S. GORDER (“Executive”).

BACKGROUND

Executive has served as President and Chief Executive Officer of the Company since 2001. Executive wishes to remain in the employ of the Company in those capacities on the terms and conditions contained in this Agreement. Executive has been and will continue to be substantially involved with the Company’s operations and management and has and will continue to have trade secrets and other confidential information relating to the Company and its customers; accordingly, the noncompetition agreement and other restrictive covenants contained in Section 5 of this Agreement constitute essential elements hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.   CAPACITY AND DUTIES

1.1       Employment; Acceptance of Employment. The Company hereby employs Executive and Executive hereby agrees to continue employment by the Company for the period and upon the terms and conditions hereinafter set forth.

1.2       Capacity and Duties.

(a)       Executive shall serve as President and Chief Executive Officer of the Company. Executive shall continue to serve in all other offices and directorships he now holds with the Company and its subsidiaries, subject to the pleasure of the Boards of Directors of the Company and its subsidiaries. Executive shall perform such other duties and shall have such authority consistent with his position as may from time to time be specified by the Board of Directors of the Company.

(b)       Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with the Company’s rules and policies and will faithfully and diligently further the business and interests of the Company. Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than the Company and its subsidiaries without the prior written consent, which consent may be granted or withheld in the sole discretion, of the Board of Directors of the Company.

SECTION 2.   TERM OF EMPLOYMENT

2.1       Term. Unless earlier terminated in accordance with the other provisions hereof, the term of Executive’s employment hereunder shall continue until April 30, 2008, provided that the employment term automatically shall be extended for successive periods of one (1) year each unless written notice of termination of the automatic renewal of the term (“Non-renewal Notice”) is given by one party hereof to the other at least sixty (60) days prior to the end of the then current employment term (as so extended or earlier terminated, the “Term”).

SECTION 3.   COMPENSATION

3.1       Basic Compensation. As compensation for Executive’s services, the Company or a subsidiary of the Company shall pay to Executive a salary at an annual rate as shall be established from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company. In no event shall Executive’s salary be less than $312,000, unless Executive consents to a lesser amount. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as his “Base Salary,” and shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.

3.2       Performance Bonuses. Executive shall be entitled to receive performance bonuses of up to such percentage of his Base Salary as the Compensation Committee of the Board of Directors may determine from time to time in accordance with the policies and plans of the Company in place from time to time, if any, with respect to the payment of bonuses to executive officers.

3.3       Employee Benefits. During the Term, Executive shall be entitled to participate in such of the Company’s employee benefit plans and benefit programs, including medical benefit programs, stock options under the Company’s stock option plans in effect from time to time or any additional plans or programs, as may from time to time be provided by the Company for its executive officers. Additionally, the Company agrees to maintain disability insurance policies for Executive’s benefit (the “Disability Policies”) with coverage amounts and terms at least equivalent to the Unum Disability Policy Number 743820 paid for by the Company for Executive’s benefit while he was Chief Executive Officer of Resistance Technology, Inc.

3.4       Vacation. During the Term, Executive shall be entitled to a paid vacation of 30 business days per year.

3.5       Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.

3.6       Country Club Membership. The Company shall reimburse Executive for Executive’s Country Club Membership fees at North Oaks Country Club in North Oaks, Minnesota.

3.7       Automobile. During the Term, the Company shall provide Executive with an automobile for use in connection with the performance of his duties hereunder and shall reimburse him for all expenses reasonably incurred by him for the maintenance and operation, including fuel, of such automobile in connection with the performance of his duties hereunder in accordance with the Company’s regular reimbursement policies as in effect from time to time.

SECTION 4.   TERMINATION OF EMPLOYMENT

4.1       Death of Executive. If Executive dies during the Term, the Company shall not thereafter be obligated to make any further payments hereunder to Executive’s estate, personal representative or beneficiary who acquired the right to such payments by bequest or inheritance, other than amounts (including salary, bonuses, expense reimbursement, etc.) due and payable as of the date of Executive’s death. Executive’s spouse (if any) shall be entitled to continue to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the remainder of the then-current Term.

4.2       Disability of Executive. If Executive is or has been materially unable to perform his duties hereunder for a period of 180 consecutive days or for a period totaling 180 days in any period of 360 consecutive days due to physical or mental illness, then the Board of Directors of the Company shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability, in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) due and payable under this Agreement as of the date of such termination. Upon such termination, Executive shall be entitled to continue to receive medical benefits coverage for Executive and Executive’s spouse (if any) in accordance with the Company’s policies in effect from time to time through the remainder of the then-current Term, and shall be entitled to benefits under any Disability Policies to the extent provided therein. Executive’s disability shall be determined in the reasonable judgment of the Board of Directors of the Company. Nothing in this Agreement shall require Company to continue to pay any compensation to Executive for any period in which he is unable to perform his duties hereunder due to physical or mental illness in excess of the Company’s paid sick leave policy period.

4.3       Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice that the Board of Directors of the Company is terminating Executive for Cause (as defined herein), in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) due and payable under this Agreement as of the date of such termination. “Cause” means the following, provided that, in the case of circumstances described in clauses (iv) through (vi) below, the Company shall have given written notice thereof to Executive, and Executive shall have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors of the Company within 30 days thereafter:

(i)        fraud or dishonesty in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds;

(ii)       conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with his employment) the effect of which in the judgment of the Board of Directors of the Company is likely to adversely affect the Company or its affiliates;

(iii)      material breach of Executive’s obligations under this Agreement;

(iv)       repeated and consistent failure of Executive to be present at work during normal business hours unless the absence is because of a disability as described in Section 4.2 herein;

(v)       willful violation of any express direction or requirement established by the Board of Directors of the Company, as determined by a majority of Board of Directors of the Company;

(vi)      insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, Executive’s duties hereunder, as determined by a majority of Board of Directors of the Company; or

(vii)     use of alcohol or other drugs which interfere with the performance by Executive of his duties, or use of any illegal drugs or narcotics.

4.4       Termination without Cause.

(a)       If Executive’s employment is terminated by the Company prior to the end of the Term for any reason other than Cause or the death or disability of Executive:

(i)        the Company shall pay Executive amounts (including salary, bonuses, expense reimbursement, etc.) due and payable as of the date of termination and shall pay Executive an amount equal to the present value of Executive’s then base salary for a period equal to the Severance Period (as defined below), payable in a lump sum within two weeks of Executive’s termination using a discount rate of 6 percent per year;

(ii)       in the sole and absolute discretion of the Board of Directors, the Company may elect to pay Executive a prorated amount of the bonus that Executive would have been entitled to receive under Section 3.2 for the year in which he was terminated (which, if determined to be paid by the Board, shall be payable as and when the bonus is paid to other similarly situated officers);

(iii)      Executive shall be entitled to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the period ending 12 months after the date of the termination of Executive’s employment pursuant to Section 4.4(a);

(iv)      Executive shall be entitled to have transferred to him any Company paid disability policy on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy; and

(v)       Executive shall be entitled to have transferred to him any Company paid life insurance policies on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

(b)       Except for the provisions of this Section 4.4, the Company shall have no further obligation to Executive hereunder.

(c)       “Severance Period” means a period equal to two years beginning on the date of the termination of Executive’s employment pursuant to Section 4.4(a).

(d)       In the event that the Company gives a Non-Renewal Notice to Executive pursuant to Section 2.1 and, within 12 months after the date of the Non-Renewal Notice, Executive’s employment is terminated by Company for any reason other than Cause or the death or disability of Executive, then the Executive shall be entitled to the benefits described in Section 4.4(a) except that the Severance Period shall be reduced by the number of days between the date of the Non-Renewal Notice and the termination of Executive’s employment.

4.5       Voluntary Termination. In the event Executive’s employment is voluntarily terminated by Executive, the Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) due and payable as of the date of Executive’s termination. Additionally, the following provisions shall apply in the event of a voluntary termination by Executive:

(a)       Executive shall be entitled to have transferred to him the Company’s disability policy (if any) on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy.

(b)       Executive shall be entitled to have transferred to him any Company paid life insurance policies (if any) on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

4.6       Termination following a Change of Control.

(a)       If a Change of Control (as hereinafter defined) of the Company occurs during the Term, and if Executive’s employment by the Company is Involuntarily Terminated (as hereinafter defined) within one year after such Change of Control:

(i)        the Company shall pay or cause to be paid to Executive, two years’ Base Salary at the rate being earned by Executive immediately prior to the Change of Control or immediately prior to such Involuntary Termination, whichever is greater (the “Change of Control Payment”), together with all unpaid bonus and salary due and payable to Executive; provided, however, that the Company need not make such Change of Control Payment if the Change of Control is an Asset Sale ( as defined below) and the purchaser in such Asset Sale or an affiliate of such purchaser offers to employ Executive commencing at the time of closing of the Asset Sale at not less than the same rate of compensation (including both base salary and good faith bonus potential) and level of benefits as Executive was receiving immediately prior to the Asset Sale and agrees to employ Executive for at least a one year period after the consummation of the Asset Sale;

(ii)       in the sole and absolute discretion of the Board of Directors, the Company may elect to pay Executive a prorated amount of the bonus that Executive would have been entitled to receive under Section 3.2 for the year in which he was terminated (which, if determined to be paid by the Board, shall be payable as and when the bonus is paid to other similarly situated officers);

(iii)      Executive shall be entitled to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the period ending 12 months after the Involuntary Termination;

(iv)      Executive shall be entitled to have transferred to him any Company paid disability policy on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy; and

(v)       Executive shall be entitled to have transferred to him any Company paid life insurance policies on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

(b)       The Company agrees that any agreement concerning an Asset Sale shall include a provision obligating the purchaser to fulfill any of the Company’s obligations to Executive under this Agreement should the Company fail to fulfill said obligations.

(c)       Any Change of Control Payment or other sums to be paid to Executive under this Section shall be paid in a lump sum within two weeks of an Involuntary Termination, except as otherwise provided in this Section.

(d)       Notwithstanding any other provision hereof, the obligations of the Company hereunder shall arise, if at all, only in connection with the first Change of Control to occur after the date hereof; any second Change of Control which may occur following the first Change of Control shall neither diminish nor trigger again the obligations set forth herein to the extent that such obligations may be applicable.

(e)       The following terms used herein have the meanings set forth below:

(i)        “Asset Sale” means the sale of the assets of the Company (including the stock or assets of subsidiaries of the Company) to which are attributable 90% or more of the consolidated sales volume of the Company.

(ii)       “Change of Control” of the Company means an “Asset Sale” or a “Change in Majority Stock Ownership.”

(iii)      “Change in Majority Stock Ownership” means the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any affiliate or associate as defined in Rule 12b-2 under the Exchange Act of such person, or any group of persons acting in concert, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of capital stock of the Company, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv)      “Disability” of Executive means that after being provided with any accommodation or leave required of the Company by law, the Executive still shall be physically or mentally incapacitated and as a result thereof shall be unable to continue substantially proper performance of his duties (reasonable absences because of sickness for up to six consecutive months excepted). If Executive shall not agree with a determination to terminate him because of Disability, the question of Executive’s ability shall be submitted to an impartial and reputable physician selected either by a mutual agreement of the parties or by the then president of the Medical Society of the county in which Executive is employed, and such physician’s determination of disability shall be binding on the parties.

(v)       “Involuntary Termination” (or “Involuntarily Terminated”) means (a) any termination of employment of the Executive by Executive following (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that a Executive report to a corporate officer or employee instead of reporting directly to the board of directors; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform the services; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement; or (b) any termination of the employment of Executive by the Company other than for Cause, death or Disability; provided, however, that with respect to any termination by Executive pursuant to clause (a) of this paragraph, Executive shall have first provided notice to the Company of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, and shall have given the Company a period of 30 days during which it may remedy the condition and the Company shall have failed to do so during such period. Anything in the Agreement to the contrary notwithstanding, Executive’s employment with the Company shall not be deemed terminated if he is transferred from one subsidiary of the Company to another subsidiary of the Company.

(f)        Upon the occurrence of a Change of Control, the Company or its assignee waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company or its assignee may have against any amounts payable by it to Executive hereunder, and any amounts payable to or otherwise payable to Executive in respect of any period prior to the termination of this Agreement shall be paid when due.

(g)       Nothing in this Section shall diminish the Company’s right to terminate the employment of the Executive prior to a Change of Control or impose any obligation to make any payment to the Executive in connection with any such termination otherwise than as provided in the other Sections of this Agreement.

(h)       Nothing in this Section shall prejudice Executive’s or his beneficiary’s right to receive any death, disability, pension, 401(k), qualified benefit, or other benefits under any contract or plan otherwise due to Executive upon or following termination.

4.7       No Duty to Mitigate. Executive’s benefits hereunder shall be considered severance pay in consideration of his past service to the Company, and pay in consideration of his continued service from the date hereof, and his entitlement thereto shall not be governed by any duty to mitigate his damages by seeking further employment, nor offset by any compensation which he may receive from future employment.

4.8       Withholding; Other Tax Matters. Any payment required under this Agreement shall be subject to all applicable requirements of law with regard to withholding, filing, making of reports and the like.

4.9       Stock Options. If during the Term: (a) Executive’s employment is terminated by the Company for any reason other than for Cause, (b) a Change of Control occurs or (c) Executive terminates his employment under circumstances that would constitute an Involuntary Termination (regardless that no Change of Control has occurred), then any stock options granted to Executive by the Company which have not been exercised by Executive prior to Executive’s termination shall accelerate and be exercisable in full and may be exercised by Executive or his legal representative, estate, personal representative or beneficiary who acquired the right to exercise such options by bequest or inheritance, as the case may be, to the extent provided by the terms of the applicable stock option plan or any option agreement; provided, however, that with respect to any acceleration of stock options as a result of the termination of Executive’s employment under clause (a) or (c), it shall be a condition precedent to such acceleration that Executive shall have complied with Section 4.10 of this Agreement.

4.10     Release. Notwithstanding the foregoing, in the event of the termination of Executive’s employment for any reason, the Company shall not be obligated to make any payments or provide any continuing benefits under this Section 4 (other than with respect to payments and benefits earned and payable with respect to period prior to the date of termination) unless Executive shall have executed and delivered to the Company a further agreement (“Release”), to be prepared at the time of Executive’s termination of employment in form acceptable to the Company, that shall provide (i) an unconditional release of all claims (other than claims for amounts due under this Agreement), charges, complaints and grievances, whether known or unknown to Executive, against the Company or any of its affiliates, through date of Executive’s termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; (iii) an undertaking to indemnify the Company if Executive breaches such agreement; and (iv) a covenant not to sue the Company or any of its affiliates with respect to the subject matter of such release; and any waiting period or revocation period provided by law for the effectiveness of such release shall have expired without Executive’s having revoked such Release.

SECTION 5.   RESTRICTIVE COVENANTS

5.1       Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after his employment by the Company, retain in writing, use, divulge, furnish, or make accessible to any person or entity, without the express authorization of the Board of Directors of the Company, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or used other than in pursuit of the Company’s business and, upon termination of employment for any reason, Executive shall deliver to the Company, without further demand, all copies and summaries thereof (whether in written, electronic or other form) which are then in his possession or under his control.

5.2       Inventions and Improvements. Executive shall promptly communicate to the Company all ideas, discoveries, inventions and business opportunities which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company and every item of knowledge relating to the Company’s business interests (including business opportunities) heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 5.2 shall apply whether such ideas, discoveries, inventions, improvements or knowledge were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. It shall be conclusively presumed that ideas, discoveries, inventions, and improvements relating to the Company’s business interests or potential business interests conceived by Executive during the six month period following termination of his employment are, for the purposes of this Agreement, conceived prior to termination of his employment hereunder. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as the Company shall determine.

5.3       Noncompetition. During the term of Executive’s employment and for one year after any termination of employment, or, if longer, for so long as the period with respect to which Executive is entitled to receive, or has received, payment of amounts pursuant to Section 4.4(a) herein following a termination by the Company without Cause or pursuant to Section 4.6 herein following a Change of Control, Executive shall not directly or indirectly: (i) engage, anywhere in any geographic market served by the Company or any of its subsidiaries in any activity which competes in whole or in part with the products or activities of the Company at the time of such termination; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any such activities; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; (iv) solicit, or contact with a view to, the engagement or employment by any person or entity of any person who is an employee of the Company; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity which has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of Executive’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions hereof.

5.4       Injunctive and Other Relief.

(a)       Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(b)       Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of his covenants contained in Section 5 herein, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief. Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys’ fees incurred by the Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, such use or revelation would be considered a continuing violation on a daily basis, for as long as such confidential information is made use of by Executive or any such other person or entity.

(c)       If any provision of Section 5 herein is determined to be invalid or unenforceable by reason of its duration or scope, such duration or scope, or both, shall be deemed to be reduced to a duration or scope to the extent necessary to render such provision valid and enforceable. In such event, Executive shall negotiate in good faith to provide the Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable.

(d)       The existence of any claim or cause of action that Executive or any other person or entity may have against the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 5.

5.5       Definition of the “Company.” The “Company” as used in this Section 5 includes all affiliates and subsidiaries of the Company.

SECTION 6.   MISCELLANEOUS

6.1       Litigation. At the request of the Company, Executive shall during and after the Term render reasonable assistance to the Company in connection with any litigation or other proceeding involving the Company or any of its affiliates. The Company will pay Executive reasonable compensation as mutually agreed for any such services performed after the Term. The Company agrees that during the Term that at all times it shall carry appropriate amounts of officers and directors liability insurance naming the Executive as an insured party.

6.2       Arbitration. All claims and disputes relating to this Agreement or concerning Executive’s employment or termination shall be conclusively resolved by arbitration in Philadelphia, Pennsylvania, under the then existing rules of the American Arbitration Association. Judgment upon any award rendered may be entered by either party in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the parties or as otherwise directed by the arbitrators. This Section 6.2 shall not limit the right of the Company to seek judicial relief pursuant to Section 5.4 herein without prior arbitration.

6.3       Assignment; Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or substantially all of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.4       Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or telefax (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding-shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to the Company:

IntriCon Corporation

Arden Hills Office

1260 Red Fox Road

Arden Hills, MN 55112

Attention: Chief Financial Officer

Telecopy No.: 651-636-3682

(b)	If to Executive:

Mark S. Gorder

24 North Deep Lake Road

North Oaks, Minnesota 55127

Telecopy No.: 651-636-3682

6.5       Entire Agreement; Modification; Advice of Counsel.

(a)       This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and therein and supersedes all prior agreements and understandings with respect thereto. Without limiting the generality of the foregoing, this Agreement supersedes (i) the Employment Agreement dated as of December 4, 2004, between Executive and the Company and (ii) the Agreement Re: Termination Following Change of Control or Asset Sale dated as of December 14, 2004 between Executive and the Company. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

(b)       Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement. The Company agrees to reimburse Executive for the cost of consulting with counsel in an amount not to exceed $2,500. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

6.6       Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

6.7       Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an-original and all of which, when taken together, shall be deemed to constitute the same Agreement.

6.8       Further Assurances. Each of the parties hereto shall execute such further instruments and take such additional actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.9       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and his heirs and administrators and the Company and its, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. Without limiting the generality of the foregoing, the Company’s rights and obligations under this Agreement may be assigned by the Company to the purchaser or its affiliate in connection with an Asset Sale if the Executive becomes an employee of the purchaser or an affiliate immediately after the Asset Sale, in which case the assignee shall expressly assume and agree to perform the obligations set forth in this Agreement in the same manner and to the same extent as if it were the Company and the Company shall by virtue thereof and without further act be released from its obligations hereunder.

[Signatures begin on the next page.]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INTRICON CORPORATION
By	/s/ Scott Longval
Name: Scott Longval Title: Chief Financial Officer

EXECUTIVE
/s/ Mark. S. Gorder
Mark S. Gorder